Exhibit 99.6



                           Iowa First Bancshares Corp.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER


Committee Membership

Except as provided below the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Iowa First Bancshares Corp. (the "Company") shall consist solely of "independent directors," i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise "independent" under SEC rules.

The initial members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be appointed by the Board based on recommendations from the Human Resource and Compensation Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

The Committee shall be comprised of three members. One director who is not independent and is not a current officer or employee, or a spouse, parent, child or sibling, whether by blood, marriage or adoption, of, or a person who has the same residence as, any current officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual's membership on the Committee is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual meeting proxy statement subsequent to such determination, the nature of the relationship, and the reasons for the determination. Any such member appointed to the Committee may only serve for up to two years.

Committee Purpose and Responsibilities

The Committee shall have the purpose and responsibilities to:

1. Make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof.

2. Identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In selecting or recommending candidates, the Committee shall take into consideration any criteria approved by the Board (which are set forth in the Company's Corporate Governance Guidelines) and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee shall consider all candidates recommended by the Company's shareholders in accordance with the procedures set forth in the Company's annual proxy statement. The Committee may consider candidates proposed by management but is not required to do so.

3. Develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

4. In the case of a director nominee to fill a Board vacancy created by an increase in the size of the Board, make a recommendation to the Board as to the class of directors in which the individual should serve.

5. Identify Board members qualified to fill vacancies on any committee of the Board excluding the Nominating and Corporate Governance Committee and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the criteria approved by the Board, which are set forth in the Company's Corporate Governance Guidelines, and the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate's experience with the goals of the committee and the interplay of the candidate's experience with the experience of other committee members.

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6.   Establish  procedures  for  the  Committee  to  exercise  oversight  of the evaluation of the Board and management.

7. Develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to review those principles at least once a year.

8. Prepare and issue the evaluation required under "Performance Evaluation" below.

9. Assist management in the preparation of the disclosure in the Company's annual proxy statement regarding the operations of the Committee.

10.  Report to the Board on a regular basis and not less than once per year.

11. Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

Committee Structure and Operations

The Committee shall designate one member of the Committee as its Chairperson. In the event of a tie vote on any issue, the chairperson's vote shall decide the issue. Beginning in 2004, the Committee shall meet in person or telephonically at least once a year and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board at regularly scheduled times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. This is not anticipated to occur on a frequent basis.

Performance Evaluation

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board of management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

                           IOWA FIRST BANCSHARES CORP.
                         CORPORATE GOVERNANCE PRINCIPLES


I. Purpose

These Corporate Governance Principles, adopted by the Board of Directors of the Company, together with the charters of the Audit Committee, the Human Resource and Compensation Committee, and the Nominating and Corporate Governance Committee of the Board, provide the framework for the governance of Iowa First Bancshares Corp. The Board will review these principles and other aspects of Iowa First Bancshares Corp. governance annually or more often, as the Board deems necessary or appropriate.

The Board of Directors of the Company is elected by and responsible to the shareholders. Iowa First Bancshares Corp.'s business is conducted by its employees and officers, under the direction of the chief executive officer (the
CEO) and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The Board of Directors monitors the performance of the CEO and senior management to assure that the long-term interests of the shareholders are being served.

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II. Board of Directors Structure and Operations/Board Compensation

Selection Process and Size of Board

The directors are elected each year by the shareholders at the annual meeting of shareholders. Shareholders may propose nominees (other than self-nominations) for consideration by the Nominating and Corporate Governance Committee of the Board by submitting the names, qualifications, and other supporting information to: Chief Operating Officer, 300 East Second St., Muscatine, IA 52761. Properly submitted nominations must be received by the date set forth in the most recent proxy statement to be considered by the Nominating and Corporate Governance Committee for inclusion in the following year's nominations for election.

The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board in accordance with the By-Laws of the Company. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

Qualifications

Directors should possess the highest personal and professional ethical standards, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Iowa First Bancshares Corp. recognizes the value of diversity and endeavors to have a Board with experience in various aspects of business, education, technology, or any other areas that are relevant to the Company's activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, the Board does not believe that arbitrary term limits on directors' service are appropriate.

A director will not be nominated for election to the Board if he or she would attain the age of 70 prior to the next shareholders' meeting. If he or she attains the age of 70 after the annual meeting, the director would be expected to resign on or before December 31st of that year.

Independence of Directors

A majority of the directors must be independent directors according to applicable regulatory requirements, as such requirements may change from time to time. The Board of Directors recognizes, however, that directors who do not meet the independence standards have historically made, and can be expected to continue to make, valuable contributions to the Board and to the Company by reason of their experience, judgment, intelligence and wisdom.

To be considered independent under the rules, the Board must determine that a director does not have any direct or indirect material relationship with Iowa First Bancshares Corp. The Board has established the following guidelines to assist it in determining director independence in accordance with the rules:

o No director who is an employee or a former employee of the Company can be independent until 3 years after termination of such employment.

o No director who is, or in the past 3 years has been, affiliated with, or employed by, the Company's present or former independent auditor can be independent until 3 years after the enc of the affiliation, employment, or auditing relationship.

o No director can be independent if he or she is, or in the past 3 years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

o No director can be independent if he or she is receiving, or in the last 3 years has received, more than $60,000 during any 12-month period in payments from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service.

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o    Directors  with immediate  family  members in the foregoing  categories are subject to the same 3-year restriction.

o The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director's independence:

     (i) if within the preceding three years an Iowa First Bancshares Corp. director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Iowa First Bancshares Corp. and either: (a) the annual sales to Iowa First Bancshares Corp. were less than the greater of $200,000 or five percent of the total annual revenues of such company, or (b) the annual purchases from Iowa First Bancshares Corp. were less than the greater of $200,000 or five percent of the total annual revenues of Iowa First Bancshares Corp., in each case for any of the three most recently completed fiscal years;

     (ii) if any loans made to a director, a member of his or her family, or a company controlled by a director, have been underwritten on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     (iii) if within the preceding three years an Iowa First Bancshares Corp. director served as an executive officer, director or trustee of a charitable or educational organization, and Iowa First Bancshares Corp.'s discretionary contributions to the organization were less than the greater of $200,000 or five percent of that organization's total annual discretionary receipts for any of the three most recently completed fiscal years.

o For relationships not qualifying within guidelines (ii) and (iii) above, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the above independence guidelines. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

Board Committees

The Board has established the following Committees to assist the Board in discharging its responsibilities: (i) Audit, (ii) Human Resource and
Compensation, and (iii) Nominating and Corporate Governance. The Committee chairs report on the matters considered at each of their meetings to the full Board of Directors following each Committee meeting.

In addition to the requirement that a majority of the Board satisfy the independence standards discussed above, members of the Audit Committee must also satisfy additional independence requirements. Specifically, Audit Committee members may not directly or indirectly receive any compensation from the Company other than their directors' compensation.

Compensation of Board

The Nominating and Corporate Governance Committee shall have the responsibility for recommending to the Board compensation for non-employee directors. In discharging this duty, the Nominating and Corporate Governance Committee shall be guided by the following: (i) compensation should be competitive and fairly compensate directors for the time and effort required of Board and Committee members in a company of Iowa First Bancshares Corp.'s size and scope; (ii) compensation should align directors' interests with the long-term interests of shareholders; and (iii) the structure of the compensation should be simple, transparent and easy for shareholders to understand. Each year, the Nominating and Corporate Governance Committee shall review non-employee director compensation.

Access to Senior Management

Non-employee directors shall have full and complete access to the senior managers of the Company and, if desired, without the supervisors of such senior managers present.

Access to Independent Advisors

The Board and its Committees shall have the right at any time to retain independent outside financial, legal or other advisors at Company expense.

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III.     Meetings

The Board of Directors ordinarily has 12 scheduled meetings a year. Directors ordinarily are expected to attend all scheduled Board and Committee meetings, the annual meeting of shareholders, and are expected to review the materials provided to them in advance of each meeting.

The Chairman of the Board shall be responsible for the board agenda. Each director is encouraged to suggest items to be included in the board agenda.

IV. Responsibilities and Duties

CEO/Management Oversight and Compensation

In addition to the Board's general oversight of the CEO and senior management, the Board also is responsible for:

o    selecting,   evaluating  and   compensating  the  CEO  and  overseeing  CEO
     succession planning;

o providing counsel and oversight on the selection, evaluation, development and compensation of the officers of the Company; and

o    approving  and   maintaining  a  succession   plan  for  other  key  senior
     executives.

Business, Product and Strategic Matters/Compliance with Law and Company Policy

As part of its overall responsibility to serve the long-term interests of the shareholders, the Board also shall:

o review, approve and monitor fundamental financial and business strategies and major Company actions;

o review and discuss reports by management on the performance of the Company, its finances, plans, products and prospects;

o assess major risks facing the Company - and review and approve strategies for addressing such risks; and

o ensure processes are in place for maintaining the integrity and reputation of the Company, the integrity of the financial statements, compliance with law and Company policy, the integrity of relationships with customers, suppliers, and other Company stakeholders.

Conflicts of Interest and Concern Reporting

The Board expects Iowa First Bancshares Corp. directors, as well as officers and employees, to act ethically at all times and in accordance with applicable Company codes of ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the Chairman, or a Board member, and the Board or a designated committee thereof comprised of independent directors shall resolve any conflict of interest question involving any other officer of the Company.

Any person who wants to send a written communication to the Board, including any person who has a concern about Iowa First Bancshares Corp.'s conduct, or about the Company's accounting, internal accounting controls or auditing matters, may send a communication to the Board or to the Audit Committee. Such communications may be confidential or anonymous. All such communications will be reviewed and addressed by the Board. Company policy expressly prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, raises or helps to resolve integrity or other corporate concerns.

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V. Annual Performance Evaluation

The Board and each of the Committees will perform an annual self-evaluation. Each of the directors will be requested to provide his or her assessment of the effectiveness of the Board and the Committees on which he or she serves. If determined by the Board to be desirable, the Board may retain independent corporate governance experts to assist the Board and the Committees with the self-evaluations.



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